Gryphon Gold Closes $4.479 million Private Placement of Units

November 22, 2011 – Carson City, Nevada. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) ("Gryphon" or the "Company") is pleased to announce that it has closed a $4,479,000 CAD private placement of 4,479 units (the "Units") at a price of $1,000 CAD per Unit. The offering was led in Canada by Acumen Capital Finance Partners Limited and by Roth Capital Partners LLC in the United States. Each Unit consists of $1,000 CAD principal amount of 10% secured subordinated debentures (the "Debentures") and 750 warrants (the "Warrants"). Each warrant is exercisable for one share of common stock of the Company an exercise price per Warrant of $0.40 USD (the “Warrant Shares”). The Warrants expire on May 22, 2013.

The proceeds received by the Company from the sale of the Debentures shall be for working capital and general corporate purposes.

The Debentures will bear interest from the date of issue at 10% per annum, payable quarterly on March 31, June 30 and September 30 of each year, commencing on March 31, 2012. The Debentures will mature one year from the closing date of the Offering (the "Maturity Date"). The Debentures will not be listed on the Toronto Stock Exchange.

Except in certain circumstances related to a change of control of the Company, the Debentures will not be redeemable. In the event of a change of control, the debentures may be redeemable at a price equal to 110% of the principal amount plus accrued and unpaid interest.

The Debentures, Warrants and Warrant Shares have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States unless exemptions from such registration requirements are available. This press release does not constitute an offer to sell or a solicitation to buy Units. No offer or sale of Units will be made in any jurisdiction where such an offer or sale is unlawful.

About Gryphon

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, VP, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

Forward-looking statements

This news release contains certain forward-looking information and statements within the meaning of applicable securities laws. In particular, but without limiting the foregoing, this news release contains forward-looking information and statements pertaining to the following: (i) the successful completion of the financing; (ii) expectations with respect to the size and timing of an offering;(iii) anticipated terms of the offering and use of proceeds and (iii) other expectations, assumptions, information and statements about possible future events, conditions, results of operations or performance. Various assumptions were used in drawing the conclusions or making the projections contained in the forward-looking statements throughout this news release. The forward-looking information and statements included in this news release are not guarantees of future performance and should not be unduly relied upon. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated and described in the forward-looking statements. Such information and statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information or statements.